Exhibit 99.(10)(a)

[SUTHERLAND ASBILL & BRENNAN LETTERHEAD]

STEPHEN R. ROTH

DIRECT LINE: 202.383.0158

E-mail: steve.roth@sutherland.com

April 30, 2013

VIA EDGAR

Board of Directors

National Life Insurance Company

One National Life Drive

Montpelier, Vermont 05604

RE:                           National Variable Annuity Account II

File Nos. 333-19583/811-08015

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 28 to the Form N-4 Registration Statement by National Variable Annuity Account II for certain variable annuity contracts (File No. 333-19583). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth